Exhibit 99.1

For additional information contact:                                                                 Andrew Moreau 501-905-7962
                Vice President – Corporate Communications
            andrew.moreau@alltel.com

                Tim Hicks 501-905-8991
            Director – Investor Relations
                alltel.investor.relations@alltel.com

Release Date:                                                                                               Oct. 15, 2007

Alltel Communications Inc. and Alltel Ohio Limited Partnership commence tender offers and consent solicitations for outstanding debt securities

LITTLE ROCK, Ark. – Alltel Corporation ("Alltel") today announced that its wholly-owned subsidiaries, Alltel Communications, Inc. and Alltel Ohio Limited Partnership (the "Issuers"), are commencing cash tender offers and consent solicitations for their outstanding debt securities, which are listed in the table below (the "Securities"). The tender offers and consent solicitations are being conducted as part of the financing in connection with the proposed merger between Alltel and an affiliate of private investment funds TPG Partners V, L.P. and GS Capital Partners VI, Fund, L.P. (the “Merger”). The terms and conditions of the tender offers and consent solicitations are described in the Offer to Purchase and Consent Solicitation Statement, dated October 15, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal and Consent, which will be mailed to holders of the Securities.

CUSIP No.	Principal Amount Outstanding	Issuer	Title of Security	Reference U.S. Treasury Security	Fixed Spread*	Consent Payment**
885571AE9	$38,981,000	Alltel Communications, Inc.	6.65% Senior Notes due 2008	4.375% U.S. Treasury Note due December 31, 2007	25	$30.00
885571AD1	$52,974,000	Alltel Communications, Inc.	7.60% Senior Notes due 2009	4.500% U.S. Treasury Note due March 31, 2009	20	$30.00
02003XAA8	$297,338,000	Alltel Ohio Limited Partnership	8.00% Notes due 2010	4.125% U.S. Treasury Note due August 15, 2010	50	$30.00
*Basis points.

**Per $1,000 principal amount of Securities.

Holders tendering their Securities will be required to consent to the proposed amendments to the relevant indenture governing the Securities, which would eliminate or make less restrictive

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certain restrictive covenants and conditions to defeasance, as well as certain events of default with respect to certain series of Securities, and related provisions in the indentures. Holders may not tender their Securities without also delivering consents and may not deliver consents without also tendering their Securities.

Holders may withdraw tendered Securities and revoke the related consent at any time prior to the earlier of (i) 5:00 p.m., New York City time, on October 26, 2007 and (ii) the time the relevant Issuer gives notice to the relevant trustee and announces in a press release that it has received valid tenders and the related consents from holders of a majority in principal amount of the relevant series of Securities.

The tender offers and consent solicitations for each series of Securities will expire at 8:00 a.m., New York City time, on November 13, 2007, unless extended or earlier terminated by the relevant Issuer (the "Expiration Date").  In order to be eligible to receive the total consideration (the "Total Consideration"), which includes a $30.00 consent payment (the "Consent Payment"), holders must validly tender, and not validly withdraw, their Securities prior to 5:00 p.m., New York City time, on October 26, 2007, unless extended or earlier terminated by the relevant Issuer (the "Consent Payment Deadline"). Holders validly tendering their Securities after the applicable Consent Payment Deadline but prior to the applicable Expiration Date will be eligible to receive an amount equal to the Total Consideration less the Consent Payment.

In addition, payments for Securities purchased will include accrued interest to but excluding the applicable settlement date, which is expected to be as soon as practicable after the applicable Expiration Date.

The applicable Total Consideration will be determined as described in the Offer to Purchase, using a yield equal to the fixed spread specified in the table above plus the yield to maturity of the reference security specified in the table above. The applicable Total Consideration will be calculated by the dealer managers based on the bid price for the reference security at 2:00 p.m., New York City time, on November 7, 2007, or if a tender offer is extended, the second business day before the applicable Expiration Date.  Securities that are purchased in each tender offer will be paid for promptly after the applicable Expiration Date.

Consummation of each tender offer and consent solicitation is conditioned upon satisfaction or waiver of the conditions set forth in the Offer to Purchase, including closing of the Merger and receipt of valid tenders from a majority in principal amount of the relevant series of Securities.

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Citi and Goldman, Sachs & Co. are acting as dealer managers for the tender offers and as solicitation agents for the consent solicitations. For additional information regarding the terms of the tender offers and consent solicitations, please contact: Citi at (800) 558-3745 (toll-free) or Goldman, Sachs & Co at (877) 686-5059 (toll free).  Requests for documents may be directed to Global Bondholder Services, which is acting as the depositary and information agent for the tender offers and consent solicitations, at (866) 540-1500 (toll-free).

This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Securities.  The tender offers and consent solicitations are being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and Consent, which set forth the complete terms of the tender offers and consent solicitations.

Alltel is owner and operator of the nation's largest wireless network and has 12 million wireless customers.

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